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Center Bancorp, Inc. Reports Third Quarter and Nine-Month 2012 Earnings

UNION, N.J., October 25, 2012 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (NASDAQ: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB” or the “Bank”), today reported operating results for the quarter ended September 30, 2012. Net income available to common stockholders amounted to $4.4 million, or $0.27 per fully diluted common share, for the quarter ended September 30, 2012, as compared with net income available to common stockholders of $3.6 million, or $0.22 per fully diluted common share, for the quarter ended September 30, 2011.

Highlights for the quarter include:

- $899,000 benefit ($0.06 per share after-tax increase in earnings) from bargain purchase gain related to the purchase and assumption transaction with Saddle River Valley Bank

- $1.0 million pretax expense ($0.04 per share after-tax decrease in earnings) due to prepayment fees associated with extinguishment of borrowings

- $472,000 pretax expense ($0.02 per share after-tax decrease in earnings) for purchase and assumption related expenses

•	Strong balance sheet with improving credit trends compared to prior year.

•	At September 30, 2012, total loans amounted to $871.1 million, an increase of $149.4 million compared to total loans at September 30, 2011.

•	Excluding the prepayment cost of the extinguishment of borrowings of $1.0 million, and purchase and assumption transaction related expenses of $472,000 noninterest expense increased $494,000, or 8.9 percent, for the three months ended September 30, 2012 compared to the quarter ended September 30, 2011. The increase in other expense for the three months ended September 30, 2012, was primarily associated with increases of $345,000 in salaries and benefits and OREO expenses of $65,000.

•	Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more, other real estate owned (“OREO”) and other nonperforming assets, amounted to 0.34 percent of total assets at September 30, 2012, compared to 1.08 percent at September 30, 2011 and 0.59 percent at December 31, 2011. The allowance for loan losses as a percentage of total non-performing loans was 184.9 percent at September 30, 2012 compared to 65.6 percent at September 30, 2011 and 121.5 percent at December 31, 2011.

•	The Tier 1 leverage capital ratio was 8.96 percent at September 30, 2012, compared to 9.54 percent at September 30, 2011, and 9.29 percent at December 31, 2011, exceeding regulatory guidelines in all periods.

•	Tangible book value per common share rose to $7.90 at September 30, 2012, compared to $6.60 at December 31, 2011 and $6.50 at September 30, 2011.

•	The efficiency ratio for the third quarter of 2012 on an annualized basis was 47.7 percent as compared to 49.5 percent in the third quarter of 2011 and 47.1 percent in the second quarter of 2012.

•	Deposits increased $233.0 million to $1.3 billion at September 30, 2012, from $1.06 billion at September 30, 2011 in part as a result of the Saddle River transaction.

•	The Small Business Lending Fund dividend that we are required to pay decreased to 1.0 percent from 3.0 percent for the previous quarter and is projected to stay at 1.0 percent for the fourth quarter due to targeted commercial and industrial small business loan growth.

For the nine months ended September 30, 2012, net income available to common stockholders amounted to $12.8 million, or $0.78 per fully diluted common share, compared to $9.9 million, or $0.61 per fully diluted common share, for the same period in 2011.

Anthony C. Weagley, President and Chief Executive Officer of Center, indicated: "The results for the third quarter continued to reflect sequential growth in core earnings. The quarter was marked by a number of strategic initiatives that were accomplished, boosting earnings performance and shareholder value. The results announced today mark another consecutive quarter of positive earnings results, while our non-performing assets were $5.5 million or 0.64 percent of total loans during the quarter bringing total non-performers to 0.34 percent of total assets.”

Selected Financial Ratios

(unaudited; annualized where applicable)

As of or for the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Return on average assets	1.13%	1.16%	1.16%	1.03%	1.10%
Return on average equity	11.67%	11.96%	12.05%	10.72%	11.12%
Net interest margin (tax equivalent basis)	3.28%	3.29%	3.39%	3.50%	3.54%
Loans / deposits ratio	67.37%	68.74%	68.54%	67.42%	68.07%
Stockholders’ equity / total assets	9.75%	9.86%	9.62%	9.49%	9.72%
Efficiency ratio (1)	47.7%	47.1%	49.3%	53.7%	49.5%
Book value per common share	$8.93	$8.36	$8.01	$7.63	$7.54
Return on average tangible equity (1)	13.12%	13.53%	13.70%	12.25%	12.74%
Tangible common stockholders’ equity / tangible assets (1)	8.09%	8.08%	7.81%	7.61%	7.79%
Tangible book value per common share (1)	$7.90	$7.33	$6.98	$6.60	$6.50

(1)     Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

As previously announced, the Corporation completed its purchase and assumption transaction with Saddle River Valley Bancorp. On August 1, 2012, Union Center assumed approximately $85.2 million in deposits and $89.4 million in loans and securities from Saddle River, strengthening its presence in Bergen County, New Jersey. The Corporation also announced that its Englewood branch should be open and operational in November 2012.

During September 2012, the Corporation executed a balance sheet transaction to prepay certain borrowings to improve the cost of funds. This transaction had a pre-tax cost of $1.0 million (after-tax cost of $658,000). The Corporation prepaid $15.0 million in borrowings, with an effective rate of 3.68 percent. This included a structured repurchase agreement in the amount of $10.0 million and a short- term Federal Home Loan Bank borrowing, in the amount of $5.0 million.

Partially offsetting the prepayment of the borrowing positions were pre-tax investment securities gains of $897,000 achieved in the quarter. In conjunction with the restructuring, the Corporation sold $23.3 million in investment securities with a book yield of 1.38 percent, primarily mortgage related securities which resulted in a net pre-tax gain of $582,000. The Corporation purchased $10.8 million of corporate and municipal securities. The Corporation anticipates that its balance sheet restructuring will improve net interest income by approximately $161,000 in the fourth quarter of 2012 and $642,000 on an annualized basis in 2013.

Mr. Weagley continued, "We remain confident that the banking franchise we are building in New Jersey is providing a solid foundation on which to optimize long-term shareholder returns.  Our organic growth coupled with our recent acquisition has immediate returns for our franchise that is concentrated in attractive counties, and the opportunities to leverage our regional and central infrastructure continue to be numerous.  These accomplishments during the third quarter resulted in significant progress in executing our strategic plan to be the community bank of choice in New Jersey."

Non-performing assets (NPAs) at the end of the third quarter totaled $5.5 million, or 0.34 percent of total assets, as compared with $14.9 million, or 1.08 percent, at September 30, 2011 and $5.4 million, or 0.36 percent, at June 30, 2012. "Asset quality remains our primary focus, and with primarily several larger residential nonperforming loans making up the balance of what is still on nonaccrual status at the end of the third quarter, our asset quality has placed us near the top of all publicly traded banks and thrifts in the state of New Jersey," said Mr. Weagley. "At the same time, we continue to cautiously maintain our reserves for any potential loan losses."

“We have navigated through some of the most difficult economic conditions by sticking to and executing our business strategy," continued Mr. Weagley. "The result is a strong balance sheet and an improved credit and capital position, which will allow us to expand our franchise and build upon our hallmark service.”

Net Interest Income

For the three months ended September 30, 2012, total interest income on a fully taxable equivalent basis increased $1.4 million or 10.6 percent, to $14.6 million, compared to the three months ended September 30, 2011. Total interest expense decreased by $134,000, or 4.4 percent, to $2.9 million, for the three months ended September 30, 2012, compared to the same period last year. Net interest income on a fully taxable equivalent basis was $11.7 million for the three months ended September 30, 2012, increasing $1.5 million, or 15.1 percent, from $10.1 million for the comparable period in 2011. Compared to 2011, for the three months ended September 30, 2012, average interest earning assets increased $277.9 million while net interest spread and margin, on a tax-equivalent basis, decreased on an annualized basis by 28 basis points and 26 basis points, respectively. For the quarter ended September 30, 2012, the Corporation’s net interest margin on a fully taxable equivalent annualized basis decreased to 3.28 percent as compared to 3.54 percent for the same three month period in 2011.

The 4.4 percent decrease in interest expense reflects higher volumes of interest bearing deposits offset by a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates. The average cost of funds declined 23 basis points to 0.95 percent from 1.18 percent for the quarter ended September 30, 2011 and on a linked sequential quarter decreased 6 basis points compared to the second quarter of 2012. For the quarter ended September 30, 2012, the Corporation’s annualized net interest spread decreased to 3.15 percent as compared to 3.43 percent for the same three month period in 2011.

For the nine months ended September 30, 2012, net interest income on a fully taxable equivalent basis amounted to $33.4 million, compared to $30.1 million for the same period in 2011. For the nine month period ended September 30, 2012, interest income increased by $3.2 million while interest expense decreased by $141,000 from the same period last year. Compared to the same period in 2011, for the nine months ended September 30, 2012, average interest earning assets increased $209.7 million while net interest spread and margin decreased on an annualized tax-equivalent basis by 21 basis points and 22 basis points, respectively.

Net interest margins stabilized during the third quarter remarked Mr. Weagley. “Prior compression during the second and into the third quarter periods of 2012, occurred primarily as result of a continued high liquidity pool carried during the periods, which had not been entirely offset by investing activity. During the third quarter, action was taken to improve margins with the reduction of interest expense from paid off borrowings along with the sale of mortgage-backed securities in the investment portfolio that had a high level of prepayments. While the net interest margin remained stable during the third quarter, the work completed on strategies to lift the margin should translate into stronger margins in the fourth quarter. We still expect an improvement in margin, principally given the continued volume of asset deployment into loans from cash and elimination of temporary factors holding the margin down."

Earnings Summary for the Quarter Ended September 30, 2012

The following tables present condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Net interest income	$11,183	$10,546	$10,345	$10,162	$9,850
Provision for loan losses	225	(107)	107	300	1,020
Net interest income after provision for loan losses	10,958	10,653	10,238	9,862	8,830
Other income	2,635	1,604	1,955	1,866	2,283
Other expense	7,507	5,690	5,807	6,222	5,529
Income before income tax expense	6,086	6,567	6,386	5,506	5,584
Income tax expense	1,632	2,214	2,155	1,884	1,882
Net income	$4,454	$4,353	$4,231	$3,622	$3,702
Net income available to common stockholders	$4,426	$4,269	$4,090	$3,238	$3,557
Earnings per common share:
Basic	$0.27	$0.26	$0.25	$0.20	$0.22
Diluted	$0.27	$0.26	$0.25	$0.20	$0.22
Weighted average common shares outstanding:
Basic	16,347,088	16,333,653	16,332,327	16,311,193	16,290,700
Diluted	16,362,635	16,341,767	16,338,162	16,327,990	16,313,366

Other Income

The following tables present the components of other income for the periods indicated.

(in thousands, unaudited)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Service charges on deposit accounts	$333	$287	$314	$344	$369
Loan related fees	173	195	236	248	203
Annuities and insurance commissions	45	48	44	29	42
Debit card and ATM fees	126	134	132	137	135
Bank-owned life insurance	239	246	251	258	260
Net investment securities gains	763	513	937	817	1,250
Bargain gain on transaction	899	—	—	—	—
Other fees	57	181	41	33	24
Total other income	$2,635	$1,604	$1,955	$1,866	$2,283

Other income increased $352,000 for the third quarter of 2012 compared with the same period in 2011. During the third quarter of 2012, the Corporation recorded net investment securities gains of $763,000 compared to $1.3 million in net investment securities gains for the same period last year. Excluding net securities gains and a $899,000 bargain gain on acquisition, the Corporation recorded other income of $973,000 for the three months ended September 30, 2012 compared to other income, excluding net securities gains, of $1.0 million for the third quarter of 2011 and $1.1 million for the three months ended June 30, 2012. The decrease in other income in the third quarter of 2012 when compared to the third quarter of 2011 (excluding securities gains and bargain gain on acquisition) was primarily from a decrease of $30,000 in loan related fees, a decline in service charges on deposits of $36,000 and a decline in bank owned life insurance income of $21,000, partially offset by a $33,000 increase in other income and $3,000 in annuities and insurance commissions.

For the nine months ended September 30, 2012, total other income increased $582,000 compared to the same period in 2011, primarily as a result of a $899,000 bargain gain on acquisition and $287,000 related to the sale of judgments, higher loan fees and annuity commissions offset by lower net securities gains of $604,000. Excluding net securities gains and losses and bargain gain on acquisition, the Corporation recorded other income of $3.1 million for the nine months ended September 30, 2012 compared to other income, excluding net securities gains, of $2.8 million for the comparable period in 2011, an increase of $287,000 or 10.3 percent.

Other Expense

The following tables present the components of other expense for the periods indicated.

(in thousands, unaudited)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Salaries	$2,505	$2,347	$2,344	$2,290	$2,235
Employee benefits	688	708	774	619	613
Occupancy and equipment	739	606	700	701	713
Professional and consulting	277	294	246	351	319
Stationery and printing	69	96	84	95	73
FDIC Insurance	292	270	299	328	328
Marketing and advertising	64	56	31	15	30
Computer expense	366	362	353	323	300
Bank regulatory related expenses	77	75	78	108	102
Postage and delivery	55	71	79	42	67
ATM related expenses	64	69	62	58	60
Other real estate owned, net	65	22	62	399	—
Amortization of core deposit intangible	10	11	13	12	12
Repurchase agreement termination fee	1,012	—	—	—	—
Acquisition cost	472	—	—	—	—
All other expenses	752	703	682	881	677
Total other expense	$7,507	$5,690	$5,807	$6,222	$5,529

Total other expense for the third quarter of 2012 amounted to $7.5 million, which was approximately $1.8 million or 31.9 percent higher than other expense for the three months ended June 30, 2012; excluding repurchase agreement termination fee and acquisition costs, the increase was $333,000 or 5.9 percent. Employee salaries and benefits increased by $138,000 or 4.5 percent, reflecting increased salary expense and benefits expense attributable to the acquisition of assets of Saddle River Valley Bank as compared to the quarter ended June 30, 2012. OREO expense increased $43,000, FDIC expense increased $22,000, marketing and advertising increased $8,000, occupancy and equipment expense increased $133,000 and other expense increased $49,000. These increases were partially offset by decreases in professional and consulting expenses of $17,000, stationery and printing expenses of $27,000 and postage expense of $16,000.

The increase in other expense for the three months ended September 30, 2012, when compared to the quarter ended September 30, 2011, was approximately $2.0 million. Excluding the repurchase agreement termination fee and acquisition cost, the increase was $494,000 or 8.9 percent, and was primarily associated with increases of $345,000 in salaries and benefits, OREO expenses of $65,000, $26,000 in occupancy and equipment expense, $34,000 in marketing and advertising expenses, $66,000 in computer expenses and $75,000 in other expenses. These increases were partially offset by decreases of $36,000 in FDIC insurance expense, $42,000 in professional and consulting fees, $25,000 in bank regulatory related expenses and $12,000 in postage expense.

For the nine months ended September 30, 2012, total other expense increased $1.8 million, or 10.4 percent, compared to the same period in 2011. Excluding the repurchase agreement termination fee and acquisition cost, the increase was $299,000 and 1.7 percent. Increases primarily included salaries and employee benefits of $748,000, $12,000 in professional and consulting fees, $150,000 in OREO expense, and $92,000 in computer expense. These increases were partially offset by decreases of $523,000 in FDIC insurance expense, and $201,000 in occupancy and equipment expense.

Statement of Condition Highlights at September 30, 2012

Commenting on the balance sheet, Mr. Weagley indicated: "We strengthened our strong balance sheet and completed our purchase and assumption of Saddle River Valley Bank, ending the third quarter with a strong Tier 1 ratio of 10.03%, down from 10.33% in the second quarter. We also continue to see positive signs for growth coupled with sustained asset quality”

Balance sheet strengthened

•	Tier 1 common of $123.8million; or 10.03%, down from 10.33% in the prior quarter

•	Loan loss reserves of $10.2 million

•	Liquidity Reserve of $569.5 million

•	Total assets amounted to $1.6 billion at September 30, 2012.

•	Total loans were $871.1 million at September 30, 2012, increasing $149.4 million, or 20.7 percent, from September 30, 2011. Total real estate loans increased $102.2 million, or 19.4 percent, from September 30, 2011. Commercial loans increased $47.1 million, or 24.2 percent, year over year.

•	Investment securities totaled $566.1 million at September 30, 2012, reflecting an increase of $107.1 million or 23.3 percent from September 30, 2011.

•	Deposits totaled $1.3 billion at September 30, 2012, increasing $233.0 million, or 22.0 percent, since September 30, 2011. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $260.0 million or 28.3 percent from September 30, 2011. Time certificates of deposit of $100,000 or more decreased by $27.0 million or 19.1 percent from September 30, 2011. The increases were attributable to continued core deposit growth in overall segments of the deposit base and in niche areas, such as municipal government, private schools and universities.

•	Borrowings totaled $151.2 million at September 30, 2012, decreasing $15.0 million from September 30, 2011, primarily due to the termination of a $10.0 million repurchase agreement and $5.0 million FHLB New York advance.

Condensed Statements of Condition

The following tables present condensed statements of condition as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)

At quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Cash and due from banks	$100,106	$73,668	$78,207	$111,101	$113,080
Interest bearing deposits with banks	2,002	12,000	—	—	—
Investment securities:
Available for sale	509,605	467,190	454,994	414,507	388,858
Held to maturity	56,503	62,997	69,610	72,233	70,142
Loans	871,053	807,454	790,622	756,010	721,608
Allowance for loan losses	(10,240)	(10,221)	(9,754)	(9,602)	(9,536)
Restricted investment in bank stocks, at cost	8,964	9,139	9,233	9,233	9,194
Premises and equipment, net	13,564	12,218	12,266	12,327	12,386
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	64	73	85	98	111
Bank-owned life insurance	29,679	29,440	29,194	28,943	28,685
Other real estate owned	—	453	558	591	—
Other assets	13,975	19,807	24,776	20,493	25,185
Total assets	$1,612,079	$1,501,022	$1,476,595	$1,432,738	$1,376,517
Deposits	$1,293,013	$1,174,649	$1,153,473	$1,121,415	$1,060,022
Borrowings	151,205	166,262	166,155	166,155	166,155
Other liabilities	10,676	12,128	14,886	9,252	16,532
Stockholders' equity	157,185	147,983	142,081	135,916	133,808
Total liabilities and stockholders’ equity	$1,612,079	$1,501,022	$1,476,595	$1,432,738	$1,376,517

The following tables reflect the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)

At quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Demand:
Non-interest bearing	$192,321	$181,282	$172,342	$167,164	$161,340
Interest-bearing	222,660	199,064	197,648	215,523	224,052
Savings	218,732	207,151	209,436	200,930	237,900
Money market	488,189	432,507	411,626	351,237	245,787
Time	171,111	154,645	162,421	186,561	190,943
Total deposits	$1,293,013	$1,174,649	$1,153,473	$1,121,415	$1,060,022

Loans

"Total loans achieved another milestone level breaking $871 million during the third quarter, due to our continued momentum of growing client relationships and our loans coupled with the completion of the purchase and assumption of Saddle River Valley Bank," commented Mr. Weagley. "Outstanding loan balances increased while at the same time lending opportunities continued to fuel the Corporation's pipelines. These trends are expected to translate into strong growth in the fourth quarter" added Mr. Weagley.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)

At quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Real estate loans:
Residential	$163,125	$147,932	$149,667	$151,767	$158,625
Commercial	424,574	381,348	371,855	358,245	328,096
Construction	40,867	33,521	34,093	31,378	39,621
Total real estate loans	628,566	562,801	555,615	541,390	526,342
Commercial loans	242,008	244,294	234,549	214,167	194,923
Consumer and other loans	324	196	399	436	298
Total loans before deferred fees and costs	870,898	807,291	790,563	755,993	721,563
Deferred costs, net	155	163	59	17	45
Total loans	$871,053	$807,454	$790,622	$756,010	$721,608

The Corporation’s net loans in the third quarter of 2012 increased $63.6 million, to $860.8 million at September 30, 2012, from $797.2 million at June 30, 2012 which include allowance for loan losses of $10.2 million for both quarters. The loan growth during the period amounted to approximately $131.8 million in new loans and advances during the third quarter, which also included approximately $50.0 million in loans acquired from Saddle River Valley Bank at fair value. This growth was offset in part by prepayments of $27.8 million coupled with scheduled payments and payoffs of $40.5 million. Average loans during the third quarter of 2012 totaled $850.1 million as compared to $707.9 million during the third quarter of 2011, representing a 20.1 percent increase.

At the end of the third quarter of 2012, the loan portfolio remained well diversified with commercial and industrial (C&I) loans, including owner-occupied commercial real estate loans, accounting for 29.5 percent of the loan portfolio, commercial real estate loans representing 47.0 percent of the loan portfolio, and personal and other loans representing 18.8 percent of the loan portfolio. Construction and development loans accounted for only 4.7 percent of the loan portfolio. The loan volume increase within the portfolio amounted to $48.3 million in commercial and commercial real estate loans, $128,000 in consumer loans, and $15.2 million in residential mortgage loans.  At September 30, 2011, net loans totaled $712.1 million.

At September 30, 2012, the Corporation had $240 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes approximately $62 million in commercial and commercial real estate loans and $12 million in residential mortgages expected to fund over the next 90 days.

Asset Quality

Non-accrual loans increased from $3.9 million at June 30, 2012 to $5.0 million at September 30, 2012. Loans past due 90 days or more and still accruing decreased from $1.0 million at June 30, 2012 to $570,000 at September 30, 2012. Other real estate owned at September 30, 2012 was $0. Performing troubled debt restructured loans, which are performing loans, decreased from $8.7 million at June 30, 2012 to $6.9 million at September 30, 2012, reflecting two residential mortgages totaling $0.6 million being placed on non-accrual status from performing status, and receiving payments of $1.2 million on loans in performing status. Interest income lost on loans placed into non-accrual status during the three and nine months ended September 30, 2012 amounted to $44,000 and $72,000, respectively.

The following tables present the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Non-accrual loans	$4,967	$3,943	$7,125	$6,871	$14,083
Loans 90 days or more past due and still accruing	570	1,026	1,062	1,029	451
Total non-performing loans	5,537	4,969	8,187	7,900	14,534
Other non-performing assets	—	—	—	—	327
Other real estate owned	—	453	558	591	—
Total non-performing assets	$5,537	$5,422	$8,745	$8,491	$14,861
Performing troubled debt restructured loans	$6,851	$8,736	$6,900	$7,459	$8,898
Non-performing assets / total assets	0.34%	0.36%	0.59%	0.59%	1.08%
Non-performing loans / total loans	0.64%	0.62%	1.04%	1.04%	2.01%
Net charge-offs (recoveries)	$206	$(574)	$(45)	$234	$1,320
Net charge-offs (recoveries) / average loans (1)	0.10%	(0.29)%	(0.02)%	0.13%	0.75%
Allowance for loan losses / total loans	1.18%	1.27%	1.23%	1.27%	1.32%
Allowance for loan losses / non-performing loans	184.9%	205.7%	119.1%	121.5%	65.6%
Total assets	$1,612,079	$1,501,022	$1,476,595	$1,432,738	$1,376,517
Total loans	871,053	807,454	790,622	756,010	721,608
Average loans	850,059	790,382	755,813	725,974	707,935
Allowance for loan losses	10,240	10,221	9,754	9,602	9,536

(1)	Annualized.

At September 30, 2012, non-performing assets totaled $5.5 million, or 0.34 percent of total assets, as compared with $14.9 million, or 1.08 percent, at September 30, 2011 and $5.4 million, or 0.36 percent, at June 30, 2012. The decrease from September 30, 2011 was achieved notwithstanding the addition of several new residential loans (totaling approximately $1.4 million) and construction and commercial loans (totaling approximately $1.2 million) into non-performing status. This was more than offset by decreases from payoffs and pay-downs of $2.8 million, total charge-offs or write downs of $456,000, the transfer to other real estate owned and subsequently sold during the last twelve months of $4.1 million and the return to performing status of $4.6 million.

The allowance for loan losses at September 30, 2012 amounted to approximately $10.2 million, or 1.18 percent of total loans. Excluding loans acquired from Saddle River Valley Bank and carried at fair value, the coverage ratio was 1.25 percent, compared to 1.32 percent of total loans at September 30, 2011. The allowance for loan losses as a percentage of total non-performing loans was 184.9 percent at September 30, 2012 compared to 65.6 percent at September 30, 2011.

"We continued to gain traction on resolving outstanding credit quality issues during the third quarter. Our aggressive and swift action at monitoring and managing problem credits has aided in the continued reduction in the levels of nonaccrual loans, while our underwriting and overall credit philosophies have provided the Bank with a high quality, well-diversified loan portfolio.” commented Mr. Weagley.

A discussion of the significant components of non-performing assets at September 30, 2012 is outlined below.

•	One non-accrual relationship totaling $2.1 million, secured by senior liens on two separate residential properties, located in Morris County in New Jersey, has been in foreclosure; no material loss to the Corporation is anticipated, although no assurance can be made with respect to the outcome at this time. One of the loans secured by a Morris County property totaling $699,000 was modified, but the modification has since expired. The borrower is negotiating a sale of this property.

•	One commercial relationship totaling $570,000 that is accruing but is 90 days past due is secured with a senior lien on retail property in Essex County. The Corporation is currently receiving the rents from the retail tenants that, to date, have been sufficient to bring all past due real estate taxes current. Foreclosure is under way and a sheriff’s sale is expected during the fourth quarter of 2012. While we believe the property will be sold by the owner before the foreclosure is completed at no loss to the Corporation, no assurance can be made with respect to the outcome at this time.

•	A loan acquired from Saddle River Valley Bank during the third quarter of 2012 was deemed impaired at the time of acquisition. The fair value at acquisition of this loan had been calculated at $459,000, a steep discount to the borrower’s true balance. The Corporation is negotiating a full settlement with the borrower in lieu of foreclosure on multiple residential properties in New York State, that is expected to be in excess of the loan’s fair value; however, no assurance can be made with respect to the outcome at this time.

Capital

At September 30, 2012, total stockholders' equity amounted to $157.2 million, or 9.75 percent of total assets. Tangible common stockholders' equity was $129.1 million, or 8.09 percent of tangible assets, compared to 7.79 percent at September 30, 2011. Book value per common share was $8.93 at September 30, 2012, compared to $7.54 at September 30, 2011. Tangible book value per common share was $7.90 at September 30, 2012 compared to $6.50 at September 30, 2011.

At September 30, 2012, the Corporation’s Tier 1 leverage capital ratio was 8.96 percent, the Tier 1 risk-based capital ratio was 11.36 percent and the total risk-based capital ratio was 12.21 percent. Tier 1 capital increased to approximately $140.2 million at September 30, 2012 from $126.0 million at September 30, 2011, reflecting an increase in retained earnings.

At September 30, 2012, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following tables present a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Net income	$4,454	$4,353	$4,231	$3,622	$3,702
Average stockholders’ equity	$152,686	$145,607	$140,411	$135,142	$133,151
Less: Average goodwill and other intangible assets	16,874	16,884	16,897	16,910	16,922
Average tangible stockholders’ equity	$135,812	$128,723	$123,514	$118,232	$116,229

Return on average stockholders’ equity	11.67%	11.96%	12.05%	10.72%	11.12%
Add: Average goodwill and other intangible assets	1.45%	1.57%	1.65%	1.53%	1.62%
Return on average tangible stockholders’ equity	13.12%	13.53%	13.70%	12.25%	12.74%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following tables present a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Common shares outstanding	16,347,088	16,347,088	16,332,327	16,332,327	16,290,700
Stockholders’ equity	$157,185	$147,983	$142,081	$135,916	$133,808
Less: Preferred stock	11,250	11,250	11,250	11,250	11,012
Less: Goodwill and other intangible assets	16,868	16,877	16,889	16,902	16,915
Tangible common stockholders’ equity	$129,067	$119,856	$113,942	$107,764	$105,881

Book value per common share	$8.93	$8.36	$8.01	$7.63	$7.54
Less: Goodwill and other intangible assets	1.03	1.03	1.03	1.03	1.04
Tangible book value per common share	$7.90	$7.33	$6.98	$6.60	$6.50

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following tables present a reconciliation of total assets to tangible assets and a comparison of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Total assets	$1,612,079	$1,501,022	$1,476,595	$1,432,738	$1,376,517
Less: Goodwill and other intangible assets	16,868	16,877	16,889	16,902	16,915
Tangible assets	$1,595,211	$1,484,145	$1,459,706	$1,415,836	$1,359,602

Total stockholders' equity / total assets	9.75%	9.86%	9.62%	9.49%	9.72%
Tangible common stockholders' equity / tangible assets	8.09%	8.08%	7.81%	7.61%	7.79%

Other income is presented in the table below including and excluding net securities gains. We believe that many investors desire to evaluate other income without regard for securities gains.

(in thousands)
For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Other income	$2,635	$1,604	$1,955	$1,866	$2,283
Less: Net investment securities gains	763	513	937	817	1,250
Less: Bargain gain on acquisition	899	—	—	—	—
Other income, excluding net investment securities gains and bargain gain on acquisition	$973	$1,091	$1,018	$1,049	$1,033

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Other expense	$7,507	$5,690	$5,807	$6,222	$5,529
Less: Repurchase agreement termination fee	1,012	—	—	—	—
Less: Acquisition cost	472	—	—	—	—
Other expense, excluding extraordinary items	$6,023	$5,690	$5,807	$6,222	$5,529

Net interest income (tax equivalent basis)	$11,663	$10,990	$10,761	$10,531	$10,130
Other income, excluding net investment securities gains	973	1,091	1,018	1,049	1,033
Total	$12,636	$12,081	$11,779	$11,580	$11,163

Efficiency ratio	47.7%	47.1%	49.3%	53.7%	49.5%

The following table sets forth the Corporation’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Investment securities
Available for sale	$508,864	$473,963	$443,109	$409,480	$365,422
Held to maturity	60,275	66,626	72,401	69,587	71,789
Loans	850,059	790,382	755,813	725,974	707,935
Allowance for loan losses	(10,197)	(9,813)	(9,683)	(9,506)	(10,383)
All other assets	172,032	177,100	199,631	214,984	206,857
Total assets	$1,581,033	$1,498,258	$1,461,271	$1,410,519	$1,341,620
Non-interest bearing deposits	$183,858	$173,248	$167,921	$166,027	$161,744
Interest-bearing deposits	1,066,849	1,002,230	976,958	934,774	838,508
Borrowings	164,294	166,299	166,375	166,155	199,747
Other liabilities	13,346	10,874	9,606	8,421	8,470
Stockholders’ equity	152,686	145,607	140,411	135,142	133,151
Total liabilities and stockholders’ equity	$1,581,033	$1,498,258	$1,461,271	$1,410,519	$1,341,620

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

Center also through a strategic partnership with Compass Financial Management, LLC and ING offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 14 banking locations in Union, Morris and Bergen Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, and Summit, New Jersey. The Bank's primary market area is comprised of Union, Morris and Bergen Counties, New Jersey. The Corporation recently completed its purchase and assumption of specific assets and liabilities of Saddle River Valley Bank. Saddle River Valley Bank had two branch locations in Saddle River and Oakland, NJ. Also, the opening of the new Englewood banking center location located in downtown Englewood, NJ is pending in the 4th quarter.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the opening of the Corporation’s Englewood branch, the effects of the Corporation’s balance sheet restructuring, the Corporation’s ability to derive optimized long-term shareholder returns, the ability of the Corporation to leverage its regional and central infrastructure, the effects of the Corporation’s strategic planning efforts, the ability of the Corporation to expand its franchise and services, the ability of the Corporation to recognize improved margins in future quarters, the likelihood of the Corporation’s reporting growth in the fourth quarter, the Corporation’s ability to disburse the Corporation’s undisbursed loan commitments, the lack of material anticipated losses from the Corporation’s non-accrual loans and the timing of foreclosure actions) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp’s ability to integrate Saddle River Valley Bank’s branches into Center Bancorp’s branch network, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(Unaudited)

(in thousands, except for share and per share data)	September 30, 2012	December 31, 2011

ASSETS
Cash and due from banks	$100,106	$111,101
Interest bearing deposits with banks	2,002	—
Total cash and cash equivalents	102,108	111,101
Investment securities:
Available for sale	509,605	414,507
Held to maturity (fair value of $60,946 at September 30, 2012 and $74,922 at December 31, 2011)	56,503	72,233
Loans	871,053	756,010
Less: Allowance for loan losses	10,240	9,602
Net loans	860,813	746,408
Restricted investment in bank stocks, at cost	8,964	9,233
Premises and equipment, net	13,564	12,327
Accrued interest receivable	6,428	6,219
Bank-owned life insurance	29,679	28,943
Goodwill	16,804	16,804
Prepaid FDIC assessments	1,107	1,884
Other real estate owned	—	591
Other assets	6,504	12,488
Total assets	$1,612,079	$1,432,738
LIABILITIES
Deposits:
Non-interest bearing	$192,321	$167,164
Interest-bearing:
Time deposits $100 and over	114,416	137,998
Interest-bearing transaction, savings and time deposits less than $100	986,276	816,253
Total deposits	1,293,013	1,121,415
Short-term borrowings	50	—
Long-term borrowings	146,000	161,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	10,676	9,252
Total liabilities	1,454,894	1,296,822
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 11,250 shares Series B at September 30, 2012 and December 31, 2011	11,250	11,250
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at September 30, 2012 and December 31, 2011; outstanding 16,347,088 shares at September 30, 2012 and 16,332,327 shares at December 31, 2011	110,056	110,056
Additional paid in capital	4,754	4,715
Retained earnings	43,186	32,695
Treasury stock, at cost (2,130,324 common shares at September 30, 2012 and 2,145,085 common shares December 31, 2011)	(17,234)	(17,354)
Accumulated other comprehensive income (loss)	5,173	(5,446)
Total stockholders’ equity	157,185	135,916
Total liabilities and stockholders’ equity	$1,612,079	$1,432,738

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except for share and per share data)	2012	2011	2012	2011

Interest income
Interest and fees on loans	$10,039	$8,956	$28,838	$27,123
Interest and dividends on investment securities:
Taxable	3,047	3,273	9,247	10,079
Tax-exempt	892	544	2,491	983
Dividends	137	146	426	479
Interest on federal funds sold and other short-term investment	3	—	7	—
Total interest income	14,118	12,919	41,009	38,664
Interest expense
Interest on certificates of deposit $100 or more	203	332	637	945
Interest on other deposits	1,124	1,059	3,406	3,133
Interest on borrowings	1,608	1,678	4,892	4,998
Total interest expense	2,935	3,069	8,935	9,076
Net interest income	11,183	9,850	32,074	29,588
Provision for loan losses	225	1,020	225	2,148
Net interest income after provision for loan losses	10,958	8,830	31,849	27,440
Other income
Service charges, commissions and fees	459	504	1,326	1,414
Annuities and insurance commissions	45	42	137	81
Bank-owned life insurance	239	260	736	781
Loan related fees	173	203	604	435
Bargain gain on acquisition	899	—	899	—
Other	57	24	279	84
Other-than-temporary impairment losses on investment securities	(134)	(66)	(332)	(303)
Net other-than-temporary impairment losses on investment securities	(134)	(66)	(332)	(303)
Net gains on sale of investment securities	897	1,316	2,545	3,120
Net investment securities gains	763	1,250	2,213	2,817
Total other income	2,635	2,283	6,194	5,612
Other expense
Salaries and employee benefits	3,193	2,848	9,366	8,618
Occupancy and equipment	739	713	2,045	2,246
FDIC insurance	292	328	861	1,384
Professional and consulting	277	319	817	805
Stationery and printing	69	73	249	273
Marketing and advertising	64	30	151	116
Computer expense	366	300	1,081	989
Other real estate owned, net	65	—	149	(1)
Repurchase agreement termination fee	1,012	—	1,012	—
Acquisition cost	472	—	472	—
Other	958	918	2,801	2,791
Total other expense	7,507	5,529	19,004	17,221
Income before income tax expense	6,086	5,584	19,039	15,831
Income tax expense	1,632	1,882	6,001	5,527
Net Income	4,454	3,702	13,038	10,304
Preferred stock dividends and accretion	28	145	253	436
Net income available to common stockholders	$4,426	$3,557	$12,785	$9,868
Earnings per common share
Basic	$0.27	$0.22	$0.78	$0.61
Diluted	$0.27	$0.22	$0.78	$0.61
Weighted Average Common Shares Outstanding
Basic	16,347,088	16,290,700	16,337,724	16,290,598
Diluted	16,362,635	16,313,366	16,346,739	16,310,557

CENTER BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(Unaudited)

(in thousands, except for share and per share data) (annualized where	Three Months Ended
applicable)	9/30/2012	6/30/2012	9/30/2011
Statements of Income Data
Interest income	$14,118	$13,496	$12,919
Interest expense	2,935	2,950	3,069
Net interest income	11,183	10,546	9,850
Provision for loan losses	225	(107)	1,020
Net interest income after provision for loan losses	10,958	10,653	8,830
Other income	2,635	1,604	2,283
Other expense	7,507	5,690	5,529
Income before income tax expense	6,086	6,567	5,584
Income tax expense	1,632	2,214	1,882
Net income	$4,454	$4,353	$3,702
Net income available to common stockholders	$4,426	$4,269	$3,557
Earnings per Common Share
Basic	$0.27	$0.26	$0.22
Diluted	$0.27	$0.26	$0.22
Statements of Condition Data (Period-End)
Investment securities:
Available for sale	$509,605	$467,190	$388,858
Held for maturity( fair value $60,946, $66,562 and $72,371)	56,503	62,997	70,142
Loans	871,053	807,454	721,608
Assets	1,612,079	1,501,022	1,376,517
Deposits	1,293,013	1,174,649	1,060,022
Borrowings	151,205	166,262	166,155
Stockholders' equity	157,185	147,983	133,808
Common Shares Dividend Data
Cash dividends	$899	$490	$489
Cash dividends per share	$0.055	$0.030	$0.030
Dividend payout ratio	20.31%	11.48%	13.75%
Weighted Average Common Shares Outstanding
Basic	16,347,088	16,333,653	16,290,700
Diluted	16,362,635	16,341,767	16,313,366
Operating Ratios
Return on average assets	1.13%	1.16%	1.10%
Return on average equity	11.67%	11.96%	11.12%
Return on average tangible equity	13.12%	13.53%	12.74%
Average equity / average assets	9.66%	9.72%	9.92%
Book value per common share (period-end)	$8.93	$8.36	$7.54
Tangible book value per common share (period-end)	$7.90	$7.33	$6.50
Non-Financial Information (Period-End)
Common stockholders of record	554	542	570
Full-time equivalent staff	174	165	161